Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-296453), and the related prospectus, of our report dated August 21, 2026, relating to the consolidated and combined financial statements of Chromarie International Limited as of March 31, 2026 and 2025, and for each of the years in the three-year period ended March 31, 2026. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and related prospectus.

/s/Enrome LLP

Singapore

August 28, 2026

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